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FOR IMMEDIATE RELEASE


                                                Contact:
                                                -------
                                                Albert J. Detz
                                                Chief Financial Officer
                                                Gerald Stevens, Inc.
                                                954-713-5000
                                                al.detz@geraldstevens.com


              Gerald Stevens, Inc. Announces Third Quarter Results,
                    Reorganizes Management and Expands Board
            John G. Hall named President and Chief Executive Officer

         FORT LAUDERDALE, FL - July 17, 2000 - Gerald Stevens, Inc. (Nasdaq:
GIFT), the nation's largest specialty retailer and marketer of floral products, today announced financial results for the third quarter ended May 31, 2000.

         Revenue for the third fiscal quarter increased to $83.7 million from $36.3 million in the same period last year. The Company reported a net loss for the third quarter of $3.0 million or $0.06 per share compared to a net loss of $1.2 million or $0.03 per share a year ago. Revenue for the nine-month period ended May 31, 2000 increased to $214.5 million from $76.3 million in the same period last year. The net loss for the nine-month period ended May 31, 2000 was $4.0 million or $0.09 per share compared to a net loss of $7.7 million or $0.23 per share a year ago. All operating results are on a combined basis, retroactively reflecting the merger of Gerald Stevens, Inc. and Florafax International, Inc. on April 30, 1999.

         The Company also announced that it has realigned its businesses into two separate units, retail and order generation. Gerald R. Geddis has stepped down from the board of directors and as president and chief executive officer but will continue to serve as president of the Company's Retail Division. John
G. Hall, 36, was named to replace Mr. Geddis as the Company's president and chief executive officer and was appointed to the board of directors. The Company also announced that it has appointed Jerry St. Dennis, 58, to its board of directors.

         Mr. Hall is a partner with New River Capital Partners, the Company's largest shareholder. Mr. Hall was a principal of Allen & Company Incorporated from 1993 to 1999 where he provided growth capital and investment banking services to public and private companies, including Gerald Stevens. Prior to joining Allen & Company, Mr. Hall was a Vice President of Chemical Bank, where he specialized in restructurings and workouts from 1991 through 1993.

         Mr. St. Dennis is currently a member of the board of directors of StairMaster Health & Fitness Products, Inc. He previously served as chairman of the board of AdobeAire, Inc., a manufacturer of heaters and evaporative coolers, Fluidrive, Inc., a manufacturer of hydraulic drives and specialty suspension systems, and CalFed, Inc., a large financial services holding company headquartered in Los Angeles California, where he led a major restructuring of the company. He is a founding partner of Rutledge Investors II, the general partner of a middle-market leveraged buyout fund where he remains on the investment committee.

         The Company also announced that Andrew W. Williams, a member of the Company's Board and the former chairman of the Company's predecessor, Florafax International, Inc., was named president and chief operating officer of the Company's newly-formed Order Generation Division, which includes its Florafax wire service, National Flora and Calyx & Corolla.

         Steven R. Berrard, the company's executive chairman, said, "We are tremendously disappointed with our performance in our retail business and our Calyx & Corolla consumer direct operations in the third quarter. The timing of the key Spring holidays (particularly, the lateness of Easter and its proximity to Mother's Day), softening retail conditions, and bad weather in a number of markets during periods of the quarter all contributed to our weak results. Marketing efforts intended to establish Gerald Stevens as a national brand proved to be less effective than we had anticipated and the cost of these programs were higher than we expected. And our labor expenses ran higher than we anticipated, particularly in light of the lower revenue levels we experienced during much of the quarter."

         Mr. Berrard added, "In light of our performance during the third quarter, we've realigned our businesses, reorganized our management, suspended our growth plans, significantly reduced our corporate overhead in line with our slower growth rate, and instituted other cost cutting measures we believe are necessary to improve our cash flow. We've reduced corporate overhead and our field labor expenses by approximately $12.0 million on an annual basis. Notwithstanding these expense reductions, we expect our losses to continue for the next two quarters. Summer and Fall are the slowest periods of the year in the floral industry and our results are likely to be negatively impacted by the changes we're making in our businesses. However, we will enter calendar 2001 with a leaner, more focused company that should be positioned to generate significantly higher profitability."

         Mr. Berrard concluded, "John Hall has the right skills and experience to manage the company and maximize the value of the terrific assets we've acquired over the past two years. Jerry St. Dennis brings invaluable experience to our board as we guide the management team through this restructuring period. Gerry Geddis will now focus all of his efforts on improving our retail operations, his strength, and Andy Williams will assume a broader role in our order generation operations, having guided our Florafax wire service and our Flower Club marketing division to outstanding results this year. I'm confident that this team positions the company to achieve its strategic and financial objectives."

Gerald Stevens, Inc. (Nasdaq: GIFT) (www.geraldstevens.com) is the largest specialty retailer and marketer of floral products in the country. The Company currently operates the largest network of floral specialty retail stores in the United States with over 300 locations across the country and in Toronto, Canada. It also operates Florafax, a national wire service with over 5,000 member florists covering all 50 states, three regional call centers and Internet businesses that take orders 24 hours a day, 7 days a week. Additionally, Gerald Stevens owns National Flora, a leading national floral marketing company with premium-placed advertisements in over 1,000 Yellow Page directories; the Flower Club, a leading corporate affinity marketer with over 50 corporate partners; and upscale floral direct marketer, Calyx & Corolla, Inc. Gerald Stevens also owns its own import and sourcing operation in Miami, Florida.

This announcement contains "forward-looking" information. Future results may differ from those discussed in this announcement. Some of the factors that could cause such differences can be found under the headings "Forward-Looking Statements" and "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 24, 1999, and in our most recent Form 10-Q filed with the Securities and Exchange Commission on July 17, 2000.

                                       ##





                              GERALD STEVENS, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
                      (In thousands, except per share data)


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

                                                                           Three Months Ended                 Nine Months Ended
                                                                           ------------------                 -----------------
                                                                         May 31,          May 31,          May 31,         May 31,
                                                                          2000             1999             2000            1999
                                                                          ----             ----             ----            ----

REVENUE:
     Product sales, net                                                $  64,989        $  25,224        $ 165,632        $  53,597
     Service and other revenue                                            18,746           11,063           48,886           22,685
                                                                       ---------        ---------        ---------        ---------
                                                                          83,735           36,287          214,518           76,282
                                                                       ---------        ---------        ---------        ---------
OPERATING COSTS AND EXPENSES:
     Cost of product sales                                                23,792           10,315           60,344           23,059
     Operating expenses                                                   32,290           12,054           79,645           25,410
     Selling, general and administrative expenses                         29,743           14,119           76,557           28,379
     Merger expenses                                                        --                591             --              4,642
                                                                       ---------        ---------        ---------        ---------
                                                                          85,825           37,079          216,546           81,490
                                                                       ---------        ---------        ---------        ---------
                Operating loss                                            (2,090)            (792)          (2,028)          (5,208)
                                                                       ---------        ---------        ---------        ---------

OTHER INCOME (EXPENSE):
     Interest expense                                                       (774)            (319)          (1,699)            (502)
     Interest income                                                          26               44               55              217
     Other income                                                            157               38              317              134
                                                                       ---------        ---------        ---------        ---------
                                                                            (591)            (237)          (1,327)            (151)
                                                                       ---------        ---------        ---------        ---------
                Loss before provision for income taxes                    (2,681)          (1,029)          (3,355)          (5,359)

PROVISION FOR INCOME TAXES                                                   314              200              659            2,327
                                                                       ---------        ---------        ---------        ---------
                Net loss                                               $  (2,995)       $  (1,229)       $  (4,014)       $  (7,686)
                                                                       =========        =========        =========        =========



BASIC LOSS PER SHARE                                                   $   (0.06)       $   (0.03)       $   (0.09)       $   (0.23)
                                                                       =========        =========        =========        =========

DILUTED LOSS PER SHARE                                                 $   (0.06)       $   (0.03)       $   (0.09)       $   (0.23)
                                                                       =========        =========        =========        =========

WEIGHTED AVERAGE COMMON AND COMMON
     EQUIVALENT SHARES OUTSTANDING:
         Basic                                                            48,398           36,478           45,691           33,305
                                                                       =========        =========        =========        =========

         Diluted                                                          48,398           36,478           45,691           33,305
                                                                       =========        =========        =========        =========
